Exhibit 23.2
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                         CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors
Spectrian Corporation:


We consent to the incorporation herein by reference of our reports dated April 11, 1997 relating to the consolidated balance sheets of Spectrian Corporation and subsidiary as of March 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997, and the related schedule, which reports appear or are incorporated by reference in the March 31, 1997 annual report on Form 10-K of Spectrian Corporation.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
San Jose, California
October 17, 1997